                                                                   EXHIBIT 10.16

     Certain information in this Exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

                                                                   EXHIBIT 10.16

                      METAWAVE COMMUNICATIONS CORPORATION

                            MANUFACTURING AGREEMENT

     This agreement is made this 3rd day of September, 1998 between Metawave Communications Corporation, a Delaware corporation ("Customer") and Powerwave Technologies, Inc., a Delaware corporation ("Manufacturer").

                                    RECITALS

     Customer desires to have certain products manufactured by Manufacturer for sale to Customer. Manufacturer has the capability of manufacturing such products and desires to do so for sale to Customer.

                                   AGREEMENT

     In consideration of the foregoing and the agreements contained herein, the parties agree as follows:

     1.   DEFINITIONS.

          (a) "Confidential Information" of a party shall mean any information disclosed by that party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential," "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a reasonable time (not to exceed thirty (30) days) after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party. Notwithstanding any failure to so identify it, however, all Specifications shall be Confidential Information of Customer.

          (b) "Inventory" shall mean raw materials and supplies necessary for the manufacture of Products pursuant to this Agreement.

          (c) "Long-Lead Inventory" shall mean those items of Inventory identified in writing by Manufacturer to Customer prior to beginning manufacture of any particular type of Product that have a lead time from Manufacturer's supplier longer than ninety (90) days.

          (d) "Products" shall mean the products manufactured by Manufacturer in accordance with the Specifications pursuant to this Agreement, as set forth on Exhibit A attached hereto.

          (e) "Intellectual Property" shall mean (i) all rights held by Customer in its Confidential Information, including, but not limited to, patents, copyrights, authors' rights, trademarks, tradenames, know-how and trade secrets, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws, and (ii) all rights held by Manufacturer in the Products and in its Confidential Information, including, but not limited to, patents, copyrights, authors' rights, trademarks, tradenames, know-how and trade secrets, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws.

          (f) "Purchase Order" shall mean a Customer Purchase Order in the form provided by the Customer or in a form mutually agreed to by the parties.

          (g) "Specifications" shall mean the specifications for the Products as provided by Customer and accepted by Manufacturer which are set forth in Exhibit B, and may be revised from time to time upon mutual written agreement of the parties.

     2.   MANUFACTURE AND SUPPLY OF PRODUCTS.

          (a) SALE AND PURCHASE. Manufacturer agrees to sell to Customer such quantities of the Products meeting the Specifications as Customer may order in accordance herewith. Subject to the provisions of section 10 hereof, so long as this Agreement remains in effect, Manufacturer agrees to satisfy 100% of Customer's requirements for the Products under this Agreement. Manufacturer will be the sole supplier of Products to Customer which Customer purchases for resale in its antenna systems to its cellular network operator customers (hereinafter referred to as "Network Operators"), provided that Manufacturer
offers the Product(s) for sale.   The foregoing does not preclude (i) Customer
from designing and selling to Network Operators antenna systems which use Products of another manufacturer if Manufacturer does not offer such Product for sale, and (ii) Network Operators from purchasing a Product directly from Manufacturer or from purchasing or utilizing the product of another manufacturer for use with Customer's antenna system.

          (b) AGREEMENT TO MANUFACTURE. Subject to section 2(a) of this Agreement, pursuant to Purchase Orders or changes to Purchase Orders issued by Customer and accepted by Manufacturer, Manufacturer agrees to procure Inventory, components and other supplies and to manufacture, test, assemble, and deliver the Products pursuant to the Specifications for each such Product and to deliver such Products to a location designated by Customer.. Manufacturer will not place its name or any other marking not approved by Customer anywhere on the exterior of the Products or their respective packaging material, except markings, if any, which are required by law.

          (c) FORECASTS. Manufacturer shall supply the quantities of Product meeting the Specifications on the Delivery Dates requested by Customer, provided the Delivery Dates conform to the Product lead times and Customer forecasts set forth herein. On the tenth (10th) day of each month, Customer shall provide Manufacturer with a rolling forecast in writing (the "Forecast") of Customer's estimated aggregate purchase requirements of Product for the subsequent twelve-month (12) period. Subject to section 2(d) hereof, the initial six (6) weeks of the Forecast shall be binding. Subject to these binding Forecast requirements, if the Forecast for any period is less than the previous Forecast supplied for the same period, the difference will be considered canceled. Manufacturer shall use its best efforts to supply the number of Products set forth in the Forecast.

          (d) PURCHASE ORDERS. All orders for Product shall be submitted to Manufacturer in writing by mail or facsimile to the address set forth on the signature page to this Agreement, and shall conform to the binding Forecasts in accordance with Section 2(c). Customer shall submit such Purchase Orders to Manufacturer at least 30 business days prior to the date of requested delivery ("Delivery Date"), or such longer period of time as mutually agreed upon by the parties for Products incorporating Long-Lead Inventory.

          (e) ORDER FORECAST VARIATIONS. For each Purchase Order, Customer shall be entitled, without penalty, to: (i) upon forty-five (45) or more days' prior notice, reschedule the scheduled delivery date for one hundred percent (100%) of the quantity of Product ordered pursuant to such Purchase Order and/or
(ii) upon more than forty-five (45) days prior notice, increase the quantity of Product ordered by an amount equal to an additional one hundred percent (100%) of the quantity of Product ordered. Such rescheduled Purchase Orders shall be submitted in writing to Manufacturer, by mail or facsimile, and shall supersede prior Purchase Orders to the extent such prior Purchase Orders conflict with the rescheduled Purchase Order.

          (f) ACCEPTANCE OR REJECTION OF PURCHASE ORDERS. Purchase Orders that conform to binding Forecasts delivered to Manufacturer for the relevant period shall be deemed accepted by Manufacturer upon receipt. All other Purchase Orders not rejected by Manufacturer within ten (10) working days of receipt by Manufacturer shall be deemed accepted by Manufacturer effective upon receipt of such Purchase Order.

          (g) ENGINEERING CHANGES. Customer may request at any time, with at least thirty (30) days' written notice, that Manufacturer incorporate an engineering change into the Product. Such request will include a description of the proposed change sufficient to permit Manufacturer to evaluate its feasibility. Manufacturer's evaluation shall be in writing and shall state the impact on delivery schedule and expected cost. Manufacturer will not be obligated to proceed with the engineering change until the parties have agreed in good faith on the changes to the Specifications, Delivery Dates and Pricing and upon the costs to be paid by Customer, including reassembly, retooling or cost of Inventory on-hand and on-order that becomes obsolete as a result of the Engineering Change. Manufacturer will use all reasonable efforts to return all unused Inventory for a full refund, to cancel pending orders and to take other actions to reduce such costs to be paid by Customer.

     3.   TOOLING.

          (a) TOOLING/NON-RECURRING EXPENSES. Manufacturer shall provide tooling that is not specific to the Product at its own expense. Customer shall pay for or obtain and consign to Manufacturer for its use any Product-specific tooling and other reasonably necessary non-recurring expenses specific to the Product, as set forth in Manufacturer's quotation, and approved in writing by Customer

     4.   PRODUCT SHIPMENT AND INSPECTION.

          (a) SHIPMENTS. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment to avoid damage, marked for shipment to Customer's destination specified in the applicable Purchase Order, and Manufacturer shall use its best efforts to ensure that the Products are received by Customer 0 days late, or 5 days prior to the delivery date set forth on the Purchase Order (the "Delivery Date"). Shipment will be F.O.B. Manufacturer's factory, at which time risk of loss and title will pass to Customer. All freight, insurance and other shipping expenses, as well as any special packing expenses approved in writing by Customer and not included in the original price quotation for the Products will be paid by Customer.

          (b) CANCELLATION. Customer may not cancel any portion of an accepted Purchase Order without Manufacturer's prior written approval, which will not be unreasonably withheld. If the parties agree upon a cancellation, Customer will pay Manufacturer for Products and Inventory affected by the cancellation as follows: 100% of the cost of all Inventory in Manufacturer's possession and not returnable to the vendor or usable for other customers, whether in raw form or work in process.. Manufacturer will use reasonable commercial efforts, including the mutual involvement of Customer, to return unused Inventory for a full refund, net of restocking charges of such vendor and to cancel pending orders. Customer will be entitled to take delivery of all Products and Inventory to be paid for by Customer under this section, promptly following Manufacturer's receipt of payment therefor.

     5.   PAYMENT TERMS, ADDITIONAL COSTS AND PRICE CHANGES.

          (a) PAYMENT TERMS. Payment for any products, services or other costs to be paid by Customer hereunder are due thirty (30) days from the later of (i) the date of invoice for Products delivered to Customer, and (ii) the delivery of products to the Customer, and shall be made in lawful U.S. currency.


          (b) PRICING. The prices for the Products shall be as set forth on Exhibit C hereto and will be reviewed quarterly or as requested by Customer. Such prices are, and the price for each Product sold hereunder will be, as [***] as the [***] for by Manufacturer to [***] of the [***] to the [***]. For comparison purposes, Manufacturer may [***] sales.

          (c)  ADDITIONAL COSTS.

               (i) DUTIES AND TAXES. All prices quoted are exclusive of federal, state and local excise, sales, use and similar duties and taxes, and Customer shall be responsible for all such items.

               (ii) EXPEDITING CHARGES. Customer shall be responsible for any expediting charges reasonably necessary because of a change in Customer's requirements.

Manufacturer shall obtain approval from Customer for expediting charges prior to incurring any such charge.

          (d) COST REDUCTIONS. Manufacturer may be requested by Customer to institute a cost reduction plan which will be reviewed quarterly pursuant to section 5(e) below.

          (e) QUARTERLY BUSINESS REVIEWS. During each quarter, the parties will have a quarterly business review to review the prices of the Products, cost reduction plans, quality, Forecasts and Delivery performance and to agree to any modifications that may be necessary.

     6.   LICENSE GRANTS; OWNERSHIP RIGHTS.

          (a) INTELLECTUAL PROPERTY RIGHTS. Each party shall retain sole ownership of, and all rights to, any Intellectual Property of any kind previously owned by that party or created solely by that party. The parties shall jointly own any Intellectual Property where both parties made substantial contributions documented in writing prior to the creation of the Intellectual Property.

          (b) TRADEMARKS. In consideration of the fees set forth herein, Customer further grants to Manufacturer a non-exclusive license to use the Trademarks on and in connection with the manufacture of the Products, and for this purpose to affix, subject to Customer's prior written approval, the Trademarks to or on the Products. Such trademark license shall expire or terminate upon the expiration or termination of this Agreement. The Trademarks may only be used in association with the manufacture and distribution of the Products pursuant to the terms of this Agreement. Any and all uses of the Trademarks shall be subject to the prior written approval of Customer. Manufacturer shall not remove trademark notices from any Product without the prior written consent of Customer. Manufacturer shall not use the name, Trademarks or logos associated with the Products in its business name. For purposes of the preceding paragraph, "Trademark" shall mean the trademarks that are associated with the Product which are approved by Customer for use by Manufacturer in the manufacture of the Products.

     7.   CONFIDENTIAL INFORMATION.

          (a) NONDISCLOSURE AND NONUSE. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth in this Agreement, and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall disclose Confidential Information of the other party only to its directors, officers, employees, and consultants who are required to have such information in order for such party to carry out the transactions contemplated by this Agreement. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information. Each party agrees to hold such Confidential Information in confidence for a period of three (3) years from the date of receipt of same unless otherwise agreed to in writing by the disclosing party.

          (b) EXCEPTIONS. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can prove:

               (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party;

               (ii) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;

               (iii) is disclosed with the prior written approval of the disclosing party ;

               (iv) was independently developed by the receiving party without any use of the Confidential Information, as demonstrated by files created at the time of such independent development;

               (v) becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights; or

               (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

          (c) RETURN OF CONFIDENTIAL INFORMATION. Upon expiration or termination of this Agreement, each party shall promptly return all Confidential Information of the other party. In addition, each party shall, upon written request of the other party, return Confidential Information of such other party.

          (d)  REMEDIES.  Any breach of the restrictions contained in this
Section is a breach of this Agreement which may cause irreparable harm to the nonbreaching party. Any such breach shall entitle the nonbreaching party to injunctive relief in addition to all legal remedies.

          (e) CONFIDENTIALITY OF AGREEMENT. Each party shall be entitled to disclose the existence of this Agreement, but agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed to any third party; provided, however, that each party may disclose the terms and conditions of this Agreement:

               (i)    as required by any court or other governmental body;

               (ii)   as otherwise required by law;

               (iii)  to legal counsel of the parties;

               (iv) in confidence, to accountants, banks, and financing sources and their advisors;

               (v) in connection with the enforcement of this Agreement or rights under this Agreement; or

               (vi) in confidence, in connection with an actual or proposed merger, acquisition, or similar transaction.

     8.   INDEMNITY.

          (a) INDEMNIFICATION BY MANUFACTURER. Manufacturer agrees, at its own expense, to indemnify the Customer against any damages, costs (including attorneys' fees and costs) or other liability arising from any claim brought against them with respect to any Products manufactured by Manufacturer, and any reasonable out-of-pocket costs to Customer of any returned or failed Products manufactured by Manufacturer, including all costs incurred as a result of a Product withdrawal or recall (collectively "Customer Losses") to the extent such Customer Losses are caused by Manufacturer's failure to manufacture the Products in conformance with the Specifications and with Manufacturer's warranties as set forth in this Agreement, or by Manufacturer's misconduct or negligence; provided, with respect to any claim or action, that Customer provides (i) prompt written notice of such claim or action, (ii) sole control and authority over the defense or settlement of such claim or action and (iii) proper and full information and reasonable assistance to defend and/or settle any such claim or action.

          (b) INDEMNIFICATION BY THE CUSTOMER. Customer agrees, at its own expense, to defend or at its option to settle any claim or action brought against Manufacturer based on an allegation that the Specification provided by Customer for a Product manufactured by Manufacturer pursuant to this Agreement infringes any U.S. patent, or registered U.S. copyright, or registered U.S. trademark , trade secret, or other intellectual property right of any third party, and to indemnify Manufacturer against any and all damages and costs, including legal fees, that a court awards against Manufacturer under any such claim or action; provided that Manufacturer provides Customer with (i) prompt written notice of such claim or action, (ii) sole control and authority over the defense or settlement of such claim or action and (iii) proper and full information and reasonable assistance to defend and/or settle any such claim or action. Notwithstanding the foregoing, Customer assumes no liability for infringement claims with respect to any Product that is not manufactured in conformance with the Specifications and with Manufacturer's warranties as set forth in this Agreement.

          The foregoing states the entire liability and obligations of, and the exclusive remedy of, the parties, with respect to any alleged or actual infringement of patents, copyrights, trade secrets, trademarks or other intellectual property rights.

          (c) NO OTHER LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY NOR ITS AGENT(S), REPRESENTATIVE(S) OR

EMPLOYEE(S) SHALL BE LIABLE TO THE OTHER PURSUANT TO THIS AGREEMENT FOR AMOUNTS REPRESENTING LOSS OF REVENUES, LOSS OF PROFITS, LOSS OF BUSINESS OR INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF THE OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIABILITY OF CUSTOMER, ITS AGENT(S), REPRESENTATIVE(S) AND EMPLOYEE(S) TO THE MANUFACTURER FOR DAMAGES OR ALLEGED DAMAGES WHETHER IN CONTRACT OR TORT (INCLUDING STRICT LIABILITY AND NEGLIGENCE) WITH RESPECT TO THIS AGREEMENT IS LIMITED TO AND SHALL NOT EXCEED THE AMOUNTS PAID BY CUSTOMER TO MANUFACTURER UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE EVENT AND/OR PRODUCT GIVING RISE TO THE DAMAGES.

     9.   WARRANTY AND DISCLAIMER.

          Manufacturer warrants that all Products will conform to the Specifications set forth herein (or as may otherwise be mutually agreed upon in writing), and will be free from defects in material and workmanship for a period of fifteen (15) months from date of shipment to Customer. In the case of shipments directly to a customer site, the warranty period shall also begin on the date of shipment from the Manufacturer. In the event of a failure under warranty, Manufacturer will repair or replace the Product(s), at it's option, within thirty (30) days notice of such non-compliance. Manufacturer shall bear the transportation charges for Products returned under these warranty conditions. If the Product is not found defective by Manufacturer, then Customer will bear the expense to return the Product to its facility. Except for the foregoing expressly stated warranties, manufacturer makes no express or implied warranties relating to the products covered by this agreement. Manufacturer expressly disclaims any implied warranties of merchantability or fitness for a particular purpose.

     10.  TERM AND TERMINATION.

          (a) TERM. This Agreement shall become effective on the date of this Agreement and shall continue for a period of eighteen (18) months; this Agreement shall be extended automatically at the end of the initial term or subsequent terms for an additional 18 month term, unless within thirty (30) days prior to the end of the initial term or a renewal term, a party gives written notice to the other party of its intention to terminate the Agreement.

          (b) TERMINATION FOR CONVENIENCE. This Agreement may be terminated at any time with or without cause by either party upon the giving of not less than one hundred eighty (180) days' written notice by registered mail to the other party.

          (c) TERMINATION FOR CAUSE. Either party may cancel this Agreement at any time if the other party breaches any term hereof and fails to cure such breach within ten (10) business days after notice of such breach or if the other party shall be or becomes insolvent, or if either party makes an assignment for the benefit of creditors, or if there are instituted by or against either party proceedings in bankruptcy or under any insolvency or similar law or for reorganization, receivership or dissolution.

          (d) TERMINATION LIABILITY. Neither party shall be liable in any manner on account of the termination or cancellation of this Agreement. The rights of termination and cancellation as set forth herein are absolute. Both Customer and Manufacturer are aware of the possibility of expenditures necessary in preparing for performance hereunder and the possible losses and damages which may occur to each in the event of termination or cancellation. Both parties clearly understand that neither shall be liable for damages of any kind (including but not limited to special, incidental or consequential damages) by reason of the termination or cancellation of this Agreement.

          (e) OBLIGATIONS UPON TERMINATION. The termination or expiration of this Agreement shall in no way relieve either party from its obligations to pay the other any sums accrued hereunder prior to such termination or expiration.

          (f) SURVIVAL OF CERTAIN PROVISIONS. Notwithstanding anything to the contrary in this Agreement, the following sections shall survive termination of this Agreement: 1, 5, 6, 7, 8, 9, 10, and 11.

     11.  MISCELLANEOUS.

          (a) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 11(a) shall be binding upon the parties and their respective successors and assigns.

          (b) SUCCESSORS AND ASSIGNS. Manufacturer or Customer shall not assign any of its rights, obligations or privileges (by operation of law or otherwise) hereunder without the prior written consent of the other party, which shall not be unreasonably withheld, except to a successor entity into which either party shall have sold or transferred all or substantially all its assets. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          (c) GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

          (d) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          (e) TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          (f) NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

     Customer:  Metawave Communications Corporation

                PO Box 97069
                10735 Willows Road NE
                Redmond, WA  98073
                fax:  (425) 702-5971
                Attention:  VP, Operations
                Copy to:  General Counsel

     Manufacturer:  Powerwave Technologies, Inc.

                2026 McGaw Avenue
                Irvine, CA 92614
                fax: (949) 757-6670
                Attention: President and Chief Executive Officer
                Copy to: Chief Financial Officer

          (g) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (h) ENTIRE AGREEMENT. This Agreement is the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

          (i) INDEPENDENT CONTRACTORS. The relationship of Manufacturer and Customer established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed (i) to give either party the power to direct and control the day-to-day activities of the other, (ii) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) to allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever.

          (j) FORCE MAJEURE. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency, or any other act or condition beyond the reasonable control of the parties hereto, the party so affected upon giving prompt notice to the other parties shall be excused from such performance during such prevention, restriction or interference.

          The parties have executed this Agreement as of the date first set forth above.

CUSTOMER:                              MANUFACTURER:

METAWAVE COMMUNICATIONS                POWERWAVE TECHNOLOGIES, INC.
CORPORATION


By: /s/ Robert H. Hunsberger           By: /s/ Bruce C. Edwards
    -----------------------------          -----------------------------

Name: Robert H. Hunsberger             Name: Bruce C. Edwards
      ---------------------------            ---------------------------

Title: Chief Executive Officer         Title: President and Chief
       --------------------------             --------------------------
                                              Executive Officer

                                      -13-